This "Letter of Intent" ("LOI") in intended to forth the material terms of the proposed amendment to the existing agreements between: True Wireless, LLC ("True Wireless"), Kevin Brian Cox ("Cox" or "Brian Cox"), the Members of True Wireless (the "Members"), Carter Matzinger ("Matzinger") and KSIX Media Holdings Inc. ("KSIX") effective on or about December 7, 2017 (the "Master Agreement") and subsequently amended on or about March 31, 2017 by extending the time period for closing by one hundred and twenty days (120) days until on or about September 30, 2017. True Wireless, Cox, the Members, Matzinger, and KSIX may be collectively be referred to as the Parties or individually as a Party herein:

Closing Notes: The terms and conditions as set forth in this Letter of Intent will be consummated upon the completion of the two (2) following necessary pre-conditions:

[1] The initial closing pursuant to the material terms as set forth below will occur when more definitive agreements (e.g. First Amended Master Agreements") are finalized and executed by all Parties;

[2] True Wireless and KSIX engage the appropriate PCAOB qualified auditor ("Auditor") to prepare the required audited financial statements for its fiscal year end December 31, 2016 and 2015 (hereinafter referred to as the ("Audit"). All payments required to be paid to the True Wireless Auditor to complete the True Wireless Audit will be paid for by KSIX;

Item 2 above will be the "Final Closing" material event at which such time the change of control items contemplated by this Letter of Intent as delineated below under the section entitled "Material Terms and Conditions" on page 2 of this LOI.

NOTHING IN THIS LOI SHALL SERVE TO MODIFY, AMEND, CHANGE, DELETE, SUPPLANT OR ALTER IN ANY MATERIAL RESPECT THE TERMS OF THE MASTER AGREEMENT FOR THE EXCHANGE OF EQUITY, MANAGEMENT AND CONTROL BETWEEN THE PARTES DATED ON OR ABOUT DECEMBER 7, 2016 OR THE ADDENDUM THERETO DATED ON OR ABOUT MARCH 31, 2017.

THE PARTIES AND EACH OF THEM EXPRESSLY ACKNOWLDEGE IN SIGNING HEREUNDER THAT ANY TERMS AGREED TO IN THE LOI WILL BE NON-BINDING UNTIL SUCH TIME AS A FIRST AMENDED MASTER AGREEMENT FOR THE EXCHANGE OF EQUITY MANAGEMENT AND CONTROL CAN BE AGREED TO ON OR BEFORE SEPTEMBER 30, 2017.

[Balance of this Page Intentionally Left Blank]

First Amended Master Agreement
for the Exchange of Equity Management and Control
of True Wireless, LLC

Material Terms and Conditions

Seller's Note	$3.0 Million Promissory Notes issued by KSIX in favor of Cox Terms to be finalized in the definitive First Amended Master Agreements to follow the execution of this Letter of Intent to be executed by all Parties. A minimum of $1.5 million to paid on closing.
Common Stock	KSIX Common Stock to Be Issued to Cox - 114 million restricted common shares and 45 million warrants (described herein below) of KSIX issued to Cox at Final Closing which includes: (a) 12 million – Already Issued to Cox; and (b) 12 million to be issued at Final Closing as set forth in the original Master Agreement; and an additional 90 Million shares of Common Stock and 45 million cashless warrants at $.50 per share. Upon receipt of shares by Cox then True will transfer to KSIX subject to compliance with all applicable laws and regulations. Cox Dilutive Protection: Cox shall be issued such additional Common Stock of KSIX as necessary if his percentage ownership of KSIX on Final Closing changes from the contemplated ownership for Cox if all Cox shares issued at the date of execution of this Term Sheet. The additional stock will be calculated by multiplying any additional issuance of stock or stock instruments by KSIX from the date of execution of this term sheet until closing by the percentage of stock Cox is due ("Cox Stock") to the total stock outstanding at the time of execution on this term sheet. This will apply to any issuance of stock, warrants or other security. Matzinger Common Stock Retention – Post final Closing, Matzinger shall retain 14 million shares of Common Stock of his original KSIX common stock holdings - The shares of Common Stock of Matzinger over and above this 14M share level of ownership shall be retired to the treasury of KSIX for cancellation *unless* agreed to in advance in writing by both Matzinger and Cox.
Preferred Stock	75% of Mr. Matzinger's Class "A" Super Preferred Stock ("Super Preferred Stock") containing controlling common stock voting rights will be transferred to Mr. Cox/designee as further set forth in the First Amended Master Agreements. NOTE: The final transfer of 75% of the Super Preferred Stock (Common Stock Voting Rights) to Cox or his designees will not

be consummated until such time as KSIX files Form 8-K containing such financial statement information is filed with the SEC, which is commonly referred to as a "Super Form 8-K". The Parties agree to expedite preparations of all financial information and audits to be completed at the earliest feasible timing.

Operating Structure	True Wireless will operate as a wholly owned subsidiary of KSIX. As directed by the (new) KSIX Board of Directors, Cox will have full operational responsibility of the True Wireless telecommunications subsidiary. DigitizeIQ, LLC and KSIX Media, Inc. (which is the parent company of Blvd Media Group, LLC and Ksix, LLC) ("Media Group") will continue to operate as wholly owned subsidiaries of KSIX, and will be headed by Matzinger as President of the Media Group. Matzinger's employment contract for his role as President of Media Group will include cash plus a stock incentive program, based on the achievement of agreed-upon milestones and shall be negotiated and approved by the (new) KSIX Board of Directors.
KSIX Financial Controls	KSIX will have set contractual monthly operational costs paid from profits by DigitizeIQ, KSIX Media, Inc. and True Wireless. Other cash-flow will remain within the subsidiaries for operations and growth. Matzinger will remain as Chief Executive Officer ("CEO") until a new interim or permanent CEO is appointed by the KSIX Board of Directors. CEO will report directly to and carry out the directives of the KSIX Board of Directors. It is contemplated that after Final Closing Cox will be CEO of KSIX. KSIX Board of Directors will appoint a new Chief Financial Officer ("CFO"). CFO will report directly to and carry out the directives of the KSIX Board of Directors.
KSIX Board of Directors	KSIX Board of Directors will have five (5) members, three of which will be appointed by Cox upon the Final Closing as set forth in the First Amended Master Agreements. At that time, the (new) KSIX Board of Directors will appoint a new Chairman of the Board, and make other assignments within the BOD as necessary.

This LOI has been executed by all Parties defined herein this 30th day of April, 2017:

Carter Matzinger, Individually

Carter Matzinger for KSIX Media Holdings, LLC

Kevin Brian Cox, Individually

Kevin Brian Cox for True Wireless, LLC

The Members of True Wireless, LLC
(sign and print name, title)